Exhibit 10.4

AGREEMENT

THIS AGREEMENT made and entered into this 16th day of January, 2008 by and between Radian Group Inc., a corporation organized and existing under the laws of the state of Delaware (hereinafter referred to as the “Company”), and David M. Applegate (hereinafter referred to as the “Executive”).

WHEREAS, the Executive is presently employed as President, Radian Guaranty; and

WHEREAS, the board of directors of the Company (the “Board”) wishes to provide additional compensation to the Executive in the event of a severance without cause and recognizes that, as is the case with many publicly held corporations, the possibility of a Change of Control (as that term is defined in Section 1 hereof) of the Company exists and that such possibility, and the uncertainty and questions it may raise among management, may result in the departure or distraction of key management personnel to the detriment of the Company; and

WHEREAS, the Board has determined that appropriate steps should be taken to reinforce and encourage the continued attention and dedication of key members of the Company’s management to their assigned duties without distraction because of a concern as to an involuntary termination of employment whether or not in the face of potentially disturbing circumstances arising from the possibility of a change in control of the Company.

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements hereinafter set forth and intending to be legally bound hereby, the parties hereto agree as follows:

1. Definitions. When used in this Agreement, the following terms shall have the specific meanings shown in this Section unless the context of any provision of this Agreement clearly requires otherwise:

(a) “Affiliate” and “Associate” shall have the respective meanings ascribed to such terms in Rule 12b-2 of the General Rules and Regulations under the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

(b) “Beneficial Owner” of any securities shall mean:

(i) a Person or any of such Person’s Affiliates or Associates that, directly or indirectly, has the right to acquire such securities (whether such right is exercisable immediately or only after the passage of time) pursuant to any agreement, arrangement or understanding (whether or not in writing) or upon the exercise of conversion rights, exchange rights, warrants or options, or otherwise; provided, however, that a Person shall not be deemed the “Beneficial Owner” of securities tendered pursuant to a tender or exchange offer made by such Person or any of such Person’s Affiliates or Associates until such tendered securities are accepted for payment, purchase or exchange;

(ii) a Person or any of such Person’s Affiliates or Associates that, directly or indirectly, has the right to vote or dispose of or has “beneficial ownership” of such securities (as determined pursuant to Rule 13d-3 of the General Rules and Regulations under the Exchange Act), including, without limitation, pursuant to any agreement, arrangement or understanding (whether or not in writing); provided, however, that a Person shall not be deemed the “Beneficial Owner” of any security under this subsection (ii) as a result of an oral or written agreement, arrangement or understanding to vote such security if such agreement, arrangement or understanding (A) arises solely from a revocable proxy given in response to a public proxy or consent solicitation made pursuant to, and in accordance with, the applicable provisions of the General Rules and Regulations under the Exchange Act, and (B) is not then reportable by such Person on Schedule 13D or 13G under the Exchange Act (or any comparable successor report); or

(iii) a Person or any of such Person’s Affiliates or Associates that has any agreement, arrangement or understanding (whether or not in writing) with any other Person for the purpose of acquiring, holding, voting (except pursuant to a revocable proxy described in the proviso to subsection (ii) above) or disposing of any voting securities of the Company, in which case such Person shall be the Beneficial Owner of all securities that are Beneficially Owned, directly or indirectly, by such other Person (or any Affiliate or Associate thereof) within the meaning of subsection (i) or (ii) above;

provided, however, that nothing in this subsection (b) shall cause a Person engaged in business as an underwriter of securities to be the “Beneficial Owner” of any securities acquired through such Person’s participation in good faith in a firm commitment underwriting until expiration of forty (40) days after the date of such acquisition.

(c) “Cause” shall mean misappropriation of funds, habitual insobriety, substance abuse, conviction of a crime involving moral turpitude, or gross negligence in the performance of duties, which gross negligence has had a material adverse effect on the business, operations, assets, properties or financial condition of the Company and its Subsidiaries taken as a whole or, where the Executive’s professional efforts are principally on behalf of a single Subsidiary of the Company, a material adverse effect on the business, operations, assets, properties or financial condition of such Subsidiary

(d) “Change of Control” shall be deemed to have taken place if (i) any Person (except for the Executive or the Executive’s family, the Company, any employee benefit plan of the Company or of any Affiliate, or any Person or entity organized, appointed or established by the Company for or pursuant to the terms of any such employee benefit plan), together with all Affiliates and Associates of such Person, shall become the Beneficial Owner in the aggregate of twenty percent (20%) or more of the shares of the Company then outstanding and entitled to vote generally in the election of directors, (ii) any Person (except for the Executive or the Executive’s family), together with all Affiliates and Associates of such Person, purchases all or substantially all of the assets of the Company (which shall mean assets the value of which equals at least seventy-five percent (75%) of the greater of the market capitalization of the Company or the book value of the Company), (iii) during any twenty-four (24) month period, individuals who at the beginning of such period constituted the Board cease for any reason to constitute a majority thereof, unless the election, or the nomination for election by the Company’s stockholders, of at least fifty percent (50%) of the directors who were not directors at the beginning of such period was approved by a vote of at least fifty percent (50%) of the directors in office at the time of such election or nomination who were directors at the beginning of such period (other than an election or nomination of an individual whose initial assumption of office is in connection with an actual or threatened election contest relating to the election of the Directors of the Company, as such terms are used in Rule 14 a-11 of Regulation 14A promulgated under the Exchange Act), or (iv) the Company consummates a merger, consolidation or share exchange (the “Corporate Event”), as a result of which the stockholders of the Company immediately prior to such Corporate Event shall not hold, directly or indirectly, immediately following such Corporate Event at least fifty percent (50%) of the combined voting power of the voting securities entitled to vote generally in the election of directors of the surviving or resulting corporation, in case of a merger or consolidation, or of the acquiring corporation, in case of the share exchange.

(e) “Code” shall mean the Internal Revenue Code of 1986, as amended.

(f) “Good Reason” shall mean a Termination of Employment initiated by the Executive upon or within ninety (90) days after one or more of the following events, unless cured by the Company within thirty (30) days following written notice by the Executive to the Company as described in Section 2:

(A) any actual change resulting in a material diminution of the authority, duties or responsibilities of the Executive, including without limitation any removal by the Company of the Executive from the employment grade or officer positions which the Executive holds as of the effective date hereof, except in connection with promotions to a higher office;

(B) any material reduction in the Executive’s base compensation, which, for purposes of this Agreement, means a reduction in base compensation of ten (10) percent or more that does not apply generally to all executive officers of the Company;

(C) any material change in the geographic location at which the Executive must perform services under this Agreement, which, for purposes of this Agreement, means a requirement that the Executive be based at any office or location which is located more than fifty (50) miles from the location where the Executive was based six (6) months immediately prior to the change in location or a requirement that the Executive undertake business travel to an extent substantially greater than is reasonable and customary for the position the Executive holds; or

(D) any action or inaction that constitutes a material breach by the Company of this Agreement, including without limitation any failure of the Company to obtain an agreement from any successor of the Company to perform this Agreement in accordance with Section 16 hereof.

(g) “Person” shall mean any individual, firm, corporation, partnership or other entity.

(h) “Qualifying Termination” shall mean the Termination of Employment within nine (9) months prior to a Change of Control or within three (3) years after a Change of Control either:

(i) initiated by the Company for any reason other than (A) the Executive’s continuous illness, injury or incapacity for a period of twelve (12) consecutive months or (B) for Cause; or

(ii) initiated by the Executive for Good Reason.

(i) “Standard Termination” shall mean a Termination of Employment that is not a Qualifying Termination and that is either:

(i) initiated by the Company for any reason other than (A) the Executive’s continuous illness, injury or incapacity for a period of twelve (12) months or (B) for Cause or

(ii) initiated by the Executive for Good Reason.

(j) “Subsidiary” shall have the meaning ascribed to such term in Rule 12b-2 of the General Rules and Regulations under the Exchange Act.

(k) “Termination Date” shall mean the date of receipt of the Notice of Termination described in Section 2 hereof or any later date specified therein, as the case may be.

(l) “Termination of Employment” shall mean the termination of the Executive’s actual employment relationship with the Company.

2. Notice of Termination. Any Standard Termination or Qualifying Termination shall be communicated by a Notice of Termination to the other party hereto given in accordance with Section 17 hereof. For purposes of this Agreement, a “Notice of Termination” means a written notice which (a) indicates the specific termination provision in this Agreement relied upon, (b) briefly summarizes the facts and circumstances deemed to provide a basis for termination of the Executive’s employment under the provision so indicated, and (c) specifies the Termination Date (which date, except with respect to a Good Reason termination, shall not be more than fifteen (15) days after the giving of such notice). Any Notice of Termination with respect to a Good Reason termination must specify a Termination Date that is within the ninety (90)-day period described in Section 1(f) and is at least thirty (30) days after the end of the cure period described in Section 1(f).

3. Benefits Upon a Standard Termination . In the event of the Executive’s Standard Termination,

(a) (i) all stock options and stock appreciation rights previously granted to the Executive and outstanding on the Termination Date, including, without limitation, under any Company stock option or equity compensation plan, which have not yet fully vested shall become fully vested, and (ii) all phantom equity rights and restricted stock previously granted to the Executive and outstanding on the Termination Date, including, without limitation, under any Company equity compensation plan, which have not yet fully vested or become freely transferable shall become fully vested and freely transferable.

(b) The Company shall pay to the Executive an amount in cash equal to the sum of (i) one (1) times the Executive’s annual base compensation at the Termination Date, plus (ii) the Executive’s target bonus for the year in which the Termination Date occurs multiplied by a fraction the numerator of which is the number of full months the Executive has been employed during the current year and the denominator of which is twelve (12). Payments due hereunder shall be made within thirty (30) days following the Termination Date.

(c) The Company shall permit the Executive and his spouse and eligible dependents to obtain the same health, medical and dental benefits that are provided to active employees of the Company generally. Such benefits shall be available for the period beginning on his Termination Date and ending on the earlier of (i) the date the Executive first becomes eligible to be covered by any other “group health plan,” as described in section 4980B(g)(2) of the Code, or (ii) the last day of the twelve (12) month period following his Termination Date. The Company shall charge the Executive one hundred percent (100%) of the “applicable premium” (within the meaning of section 4980B(f)(4) of the Code) for such continued coverage. For each month during the period described above in this subsection (c), the Company shall reimburse the Executive for the after-tax cost of the “applicable premium,” minus the same deductible and co-payment rate as are paid by Company employees, as in effect from time to time. The reimbursement shall be paid on the first payroll day of each month during which the Executive is required to pay the “applicable premium.” The Executive agrees and acknowledges that he is required to notify the Company of his eligibility for alternate coverage within thirty (30) days of becoming eligible for any such coverage. The COBRA health care continuation coverage period under section 4980B of the Code shall run concurrently with the period of continued health coverage following the Termination Date.

(d) Notwithstanding the foregoing, all payments, benefits and vesting described in this Section 3 shall be conditioned on the Executive’s executing and not revoking a written release, substantially in the form attached as Exhibit A (the “Release”), of any and all claims against the Company and all related parties with respect to all matters arising out of the Executive’s employment by the Company, or the termination thereof (other than claims based upon any entitlements under the terms of this Agreement or entitlements under any plans or programs of the Company under which the Executive has accrued and is due a benefit).

(e) Notwithstanding the foregoing, if the Executive incurs a Standard Termination on or before December 31, 2009, the provisions of Exhibit B shall apply.

4. Benefits Upon Change of Control and Qualifying Termination.

(a) In the event of a Change of Control occurring before the Executive’s Termination of Employment, (i) all stock options and stock appreciation rights previously granted to the Executive and outstanding on the date of the Change of Control, including, without limitation, under any Company stock option or equity compensation plan, which have not yet fully vested shall become fully vested and (ii) all phantom equity rights and restricted stock previously granted to the Executive and outstanding on the date of the Change of Control, including, without limitation, under any Company equity compensation plan, which have not yet fully vested or become freely transferable shall become fully vested and freely transferable.

(b) In the event of a Change of Control occurring after the Executive’s Qualifying Termination, the Company shall pay to the Executive on the fifteenth (15th) day following the date of the Change of Control an amount in cash equal to the sum of (i) with respect to any equity award measuring compensation by appreciation over a stated amount (e.g., an exercise price), for each Company equity security covered by such award and forfeited as a result of or following such Qualifying Termination, the positive excess of the fair market value of the equity security on the date of the Change of Control over such stated amount, and (ii) with respect to any equity award measuring compensation by the full value of the underlying equity security, for each Company equity security covered by such award and forfeited as a result of or following such Qualifying Termination, the fair market value such equity security on the date of the Change of Control.

(c) In the event of a Qualifying Termination, the Company shall pay to the Executive an amount in cash equal to two (2) times (i) the Executive’s annual base compensation at the Termination Date (or, if higher, at any time during the twelve (12)-month period preceding the Change of Control), plus (ii) the Executive’s target bonus for the year in which the Termination Date occurs. Payments due hereunder shall be made within thirty (30) days following the Termination Date.

(d) In the event of a Qualifying Termination, the Company shall permit the Executive and his spouse and eligible dependents to obtain the same health, medical and dental benefits that are provided to active employees of the Company generally. Such benefits shall be available for the period beginning on his Termination Date and ending on the earlier of (i) the date the Executive first becomes eligible to be covered by any other “group health plan,” as described in section 4980B(g)(2) of the Code, or (ii) the last day of the twenty-four (24) month period following his Termination Date. The Company shall charge the Executive one hundred percent (100%) of the “applicable premium” (within the meaning of section 4980B(f)(4) of the Code) for such continued coverage. For each month during the period described above in this subsection (d) in which the Executive is required to pay the “applicable premium,” the Company shall reimburse the Executive for the after-tax cost of the “applicable premium,” minus the same deductible and co-payment rate as are paid by Company employees, as in effect from time to time. The reimbursement shall be paid on the first payroll day of each month during which the Executive is required to pay the “applicable premium.” The Executive agrees and acknowledges that he is required to notify the Company of his eligibility for alternate coverage within thirty (30) days of becoming eligible for any such coverage. The COBRA health care continuation coverage period under section 4980B of the Code shall run concurrently with the period of continued health coverage following the Termination Date.

(e) In the event of a Qualifying Termination, the Company shall pay the Executive a lump sum cash payment equal to the Company’s cost of its group term life insurance and disability plans for the Executive for a period of twenty-four (24) months following the Executive’s Termination Date, in excess of the then current aggregate premium or other amount payable generally by plan participants. The payment will be made within thirty (30) days following the Termination Date.

(f) Notwithstanding the foregoing, all payments and benefits described in subsections (b), (c), (d) and (e) of this Section 4 shall be conditioned on the Executive’s executing and not revoking a Release.

5. Other Payments. The payments due under Sections 3 or 4 hereof shall be in addition to and not in lieu of any payments or benefits due to the Executive under any other plan, policy or program of the Company, except that no payments shall be due to the Executive under the Company’s then current severance pay plan for employees, if any.

6. Enforcement.

(a) In the event that the Company shall fail or refuse to make payment of any amounts due the Executive under Section 3, 4 or 13 hereof within the respective time periods provided therein, the Company shall pay to the Executive, in addition to the payment of any other sums provided in this Agreement, interest, compounded daily, on any amount remaining unpaid from the date payment is required under Section 3, 4 or 13, as appropriate, until paid to the Executive, at the prime rate listed in the Wall Street Journal on the applicable day, plus 2%, each change in such rate to take effect on the effective date of the change in such prime rate.

(b) It is the intent of the parties that the Executive shall not be required to incur any expenses associated with the enforcement of any rights of the Executive under this Agreement by arbitration, litigation or other legal action because the cost and expense thereof would substantially detract from the benefits intended to be extended to the Executive hereunder. Accordingly, the Company shall pay the Executive on demand the amount necessary to reimburse the Executive in full for all expenses (including attorney’s fees and legal expenses) incurred by the Executive in enforcing any of the obligations of the Company under this Agreement, but only for claims as to which the Executive prevails or as to which the Executive was proceeding in good faith.

7. No Mitigation. The Executive shall not be required to mitigate the amount of any payment or benefit provided for in this Agreement by seeking other employment or otherwise. Except as provided in Sections 3(c) and 4(d), the amount of any payment or benefit provided for herein shall not be reduced by any compensation earned by other employment or otherwise.

8. Non-Exclusivity of Rights. Nothing in this Agreement shall prevent or limit the Executive’s continuing or future participation in or rights under any benefit, bonus, incentive or other plan or program provided by the Company or any of its Subsidiaries or Affiliates and for which the Executive may qualify; provided, however, that with respect to a Standard Termination or Qualifying Termination, the Executive hereby waives the Executive’s right to receive any payments under any severance pay plan or similar program applicable to other employees of the Company, and agrees to accept the payment provided in Section 3 or 4 hereof, as applicable, in lieu of any other severance pay plan or similar program.

9. No Set-Off. The Company’s obligation to make the payments provided for in this Agreement and otherwise to perform its obligations hereunder shall not be affected by any circumstances, including, without limitation, any set-off, counterclaim, recoupment, defense or other right which the Company may have against the Executive or others.

10. Cooperation. The Executive shall make himself available on reasonable notice and for a reasonable amount of time to assist the Company and its Subsidiaries for a period of twelve (12) months following the Termination Date. This assistance shall be related only to such matters as the Chief Executive Officer of the Company or the Board may designate from time to time and with which the Executive is familiar because of previous employment by the Company. The Company shall reimburse the Executive for the Executive’s travel and other reasonable expenses incurred hereunder. Notwithstanding the foregoing, the Executive shall not be required to provide any assistance that materially impairs the Executive’s ability to perform the Executive’s responsibilities in any subsequent full-time employment.

11. Confidential Information and Non-Solicitation.

(a) For purposes of this Agreement, the Executive acknowledges and agrees that the terms “Confidential Information” and “Trade Secrets” shall mean information that the Company or any of its Subsidiaries owns or possesses, that it uses or is potentially useful in its business, that it treats as proprietary, private or confidential, and that is not generally known to the public. The Executive further acknowledges that the Executive’s relationship with the Company is one of confidence and trust such that the Executive has in the past been, and may in the future be, privy to Confidential Information and Trade Secrets of the Company or any of its Subsidiaries.

(b) The Executive covenants and agrees that during the term of the Executive’s employment by the Company and at all times thereafter the Executive shall keep all Confidential Information and Trade Secrets strictly confidential and that the Executive shall safeguard the Confidential Information and Trade Secrets from exposure to, or appropriation by unauthorized Persons, and that the Executive shall not, without the prior written consent of the Company, divulge, reveal, report, publish, transfer or use, for any purpose whatsoever, such Confidential Information and Trade Secrets, except as may be required by law or in any judicial or administrative proceeding.

(c) The Executive covenants and agrees that during the term of the Executive’s employment by the Company and for a period of one year following his Termination of Employment, the Executive shall not, directly or indirectly, for the benefit of any Person, solicit, aid in solicitation of, induce, encourage or in any way cause any employee of the Company or any of its Subsidiaries to leave the employ of the Company or such Subsidiary, as the case may be.

(d) The Executive acknowledges and agrees that the Company’s business is highly competitive, that the Confidential Information and Trade Secrets have been developed by the Company at significant expense and effort, and that the restrictions contained in this Section 11 are reasonable and necessary to protect the Company’s legitimate business interests.

(e) The parties to this Agreement acknowledge and agree that any breach by the Executive of any of the covenants or agreements contained in this Section 11 will result in irreparable injury to the Company for which money damages could not adequately compensate the Company and therefore, in the event of any such breach, the Company shall be entitled (in addition to any other rights and remedies which it may have at law or in equity) to have an injunction issued by any competent court enjoining and restraining the Executive and any other Person involved therein from continuing such breach without posting a bond. The existence of any claim or cause of action which the Executive may have against the Company or any other Person (other than a claim for the Company’s breach of this Agreement for failure to make payments hereunder) shall not constitute a defense or bar to the enforcement of such covenants.

(f) If any portion of the covenants or agreements contained in this Section 11, or the application hereof, is construed to be invalid or unenforceable, the other portions of such covenant(s) or agreement(s) or the application thereof shall not be affected and shall be given full force and effect without regard to the invalid or unenforceable portions to the fullest extent possible. If any covenant or agreement in this Section 11 is held to be unenforceable because of the duration thereof or the scope thereof, then the court making such determination shall have the power to reduce the duration and limit the scope thereof, and the covenant or agreement shall then be enforceable in its reduced form.

12. Taxes. Any payment required under this Agreement shall be subject to all requirements of law with regard to the withholding of taxes, filing, making of reports and the like, and the Company shall use its best efforts to satisfy promptly all such requirements.

13. Adjustment for Taxes. In the event that either the Company’s independent public accountants or the Internal Revenue Service determine that any payment, coverage, benefit or benefit acceleration provided to the Executive, whether specifically provided for in this Agreement or otherwise, is subject to the excise tax imposed by Section 4999 (or any successor provision) (“Section 4999”) of the Code, the Company shall pay to the Executive, in addition to any other payment, coverage or benefit due and owing hereunder, a “Gross-Up Payment” in an amount determined by multiplying the rate of excise tax then imposed by Section 4999 by the amount of the “excess parachute payment” (as defined in Section 280G of the Code) received by the Executive (determined without regard to any payments made to the Executive pursuant to this paragraph) and dividing the product so obtained by the amount obtained by subtracting the aggregate local, estate and Federal income tax rate applicable to the receipt by the Executive of the “excess parachute payment” (taking into account the deductibility for Federal income tax purposes of the payment of state and local income taxes thereon) from the amount obtained by subtracting from 1.00 the rate of excise tax then imposed by Section 4999, it being the Company’s intention that the Executive’s net after tax position be identical to that which the Executive would have obtained had Sections 280G and 4999 not been a part of the Code, provided, however, that the Company may reduce by up to five percent (5%) in the aggregate the amount of payments and benefits provided under this Agreement, but solely to the extent that such reduction will eliminate such excise tax liability. The Gross Up Payments shall be paid in any event not later than three (3) days prior to the date on which the related taxes are to be remitted to the tax authorities.

As a result of the uncertainty in the application of Section 4999, it is possible that Gross-Up Payments, if any, which will not have been made by the Company, should have been made, together with any interest, penalties or taxes of any kind thereon, consistent with the calculations required to be made hereunder (a “Underpayment”). The Company shall pay all such

Underpayment to or for the benefit of the Executive. The Executive shall notify the Company in writing of any claim by the Internal Revenue Service that, if successful, would require the payment by the Company of the Gross-Up Payment within ten (10) business days after the Executive is informed in writing of such claim. The Company shall notify the Executive within ten (10) business days of receipt of the Executive’s notice that the Company (x) will pay the Underpayment and do so on or before the date due, or (y) that it desires to contest such claim. The Executive will cooperate with the Company in any such contest; provided, however, that the Company shall bear and pay directly all costs and expenses (including additional interest and penalties) incurred in connection with such contest and shall indemnify and hold the Executive harmless, on an after-tax basis, for any excise tax or income tax (including interest and penalties with respect thereto) imposed as a result of such representation and payment of costs and expenses. Furthermore, the Company’s control of the contest shall be limited to issues with respect to which a Gross-Up Payment would be payable hereunder and the Executive shall be entitled, at the Executive’s expense, to settle or contest, as the case may be, any other issue raised by the Internal Revenue Service or any other taxing authority.

14. Death. In the event the Executive dies after a Standard Termination or Qualifying Termination occurs, (a) any payments due to the Executive under this Agreement and not paid prior to the Executive’s death shall be made to the person or persons designated by the Executive in writing (or the Executive’s personal representative in the absence of such a designation), and (b) the Executive’s spouse and dependents then covered under the health insurance plan shall be eligible for continued coverage in accordance with Section 3(c) or 4(d).

15. Term of Agreement. The term of this Agreement shall be for three (3) years from the date hereof and shall be automatically renewed for successive one (1)-year periods unless the Company notifies the Executive in writing that this Agreement will not be renewed at least sixty (60) days prior to the end of the current term; provided, however, that (a) from and after a Change of Control during the term of this Agreement, this Agreement shall remain in effect until all of the obligations of the parties hereunder are satisfied or have expired, and (b) this Agreement shall terminate if, prior to a Change of Control, the employment of the Executive with the Company and its Subsidiaries shall terminate for any reason, or if the Executive shall cease to be an executive officer of the Company, provided, however, that if a Qualifying Termination occurs within nine (9) months prior to a Change of Control, this Agreement shall remain in effect until all obligations of the parties are satisfied or have expired.

16. Successor Company. The Company shall require any successor or successors (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business or assets of the Company, by agreement in form and substance satisfactory to the Executive, to acknowledge expressly that this Agreement is binding upon and enforceable against the Company in accordance with the terms hereof, and to become jointly and severally obligated with the Company to perform this Agreement in the same manner and to the same extent that the Company would be required to perform if no such succession or successions had taken place. Failure of the Company to obtain such agreement prior to the effectiveness of any such succession shall be a breach of this Agreement. As used in this Agreement, the Company shall mean the Company as hereinbefore defined and any successor or successors to its business or assets, jointly and severally.

17. Notice. All notices and other communications required or permitted hereunder or necessary or convenient herewith shall be in writing and shall be delivered personally or mailed by registered or certified mail, return receipt requested, or by overnight express courier service, as follows:

If to the Company, to:

Radian Group Inc.

1601 Market Street

Philadelphia, PA 19103

Attention: Corporate Secretary

If to the Executive, to:

David M. Applegate

Radian Group Inc.

1601 Market Street

Philadelphia, PA 19103

or to such other names or addresses as the Company or the Executive, as the case may be, shall designate by notice to the other party hereto in the manner specified in this Section 17; provided, however, that if no such notice is given by the Company following a Change of Control, notice at the last address of the Company or to any successor pursuant to Section 16 hereof shall be deemed sufficient for the purposes hereof. Any such notice shall be deemed delivered and effective when received in the case of personal delivery; five days after deposit, postage prepaid, with the U.S. Postal Service in the case of registered or certified mail; or on the next business day in the case of an overnight express courier service.

18. Governing Law. This Agreement shall be governed by and construed by and interpreted under the laws of the Commonwealth of Pennsylvania without giving effect to any conflict of laws provisions.

19. Contents of Agreements, Amendment and Assignment.

(a) This Agreement supersedes all prior agreements and sets forth the entire understanding between the parties hereto with respect to the subject matter hereof and cannot be changed, modified, extended or terminated except upon written amendment executed by the Executive and approved by the Board and executed on the Company’s behalf by a duly authorized officer. The provisions of this Agreement may provide for payments to the Executive under certain compensation or bonus plans under circumstances where such plans would not provide for the payment thereof. It is the specific intention of the parties that the provisions of this Agreement shall supersede any provisions to the contrary in such plans, and such plans shall be deemed to have been amended to correspond with this Agreement without any further action by the Company or the Board.

(b) Nothing in this Agreement shall be construed as giving the Executive any right to be retained in the employ of the Company.

(c) All of the terms and provisions of this Agreement shall be binding upon and inure to the benefit of and be enforceable by the respective heirs, representatives, successors and assigns of the parties hereto, except that the duties and responsibilities of the Executive hereunder shall not be assignable in whole or in part by the Executive or the Company, except to the extent provided in Section 16 hereof.

20. Severability. If any provision of this Agreement or application thereof to anyone or under any circumstances shall be determined to be invalid or unenforceable, such invalidity or unenforceability shall not affect any other provisions or applications of this Agreement which can be given effect without the invalid or unenforceable provision or application.

21. Remedies Cumulative; No Waiver. No right conferred upon the Executive by this Agreement is intended to be exclusive of any other right or remedy, and each and every such right or remedy shall be cumulative and shall be in addition to any other right or remedy given hereunder or now or hereafter existing at law or in equity. No delay or omission by the Executive in exercising any right, remedy or power hereunder or existing at law or in equity shall be construed as a waiver thereof, including, without limitation, any delay by the Executive in delivering the Notice of Termination pursuant to Section 2 hereof after an event has occurred which would, if the Executive had resigned, have constituted a Standard Termination or Qualifying Termination pursuant to this Agreement (except as provided in Section 1(f) with respect to Good Reason).

22. Miscellaneous. All section headings are for convenience only. This Agreement may be executed in several counterparts, each of which is an original. It shall not be necessary in making proof of this Agreement or any counterpart hereof to produce or account for any of the other counterparts.

23. Previous Agreements. By entering into this Agreement, the parties agree that any previous agreements or understandings regarding the Executive in connection with a Change of Control are hereby terminated.

24. Indemnification. Until the sixth anniversary of a Standard Termination or Qualifying Termination and for so long thereafter as any claim for indemnification asserted on or prior to such date shall not have been fully adjudicated (the “Indemnification Period”), the Company shall provide to the Executive such rights to indemnification and advancement of expense as are set forth in the Company’s certificate of incorporation and bylaws on the date hereof (or, if more favorable to the Executive, as set forth in the Company’s certificate of incorporation and bylaws immediately prior to the Change of Control). In addition, the Company shall maintain Director’s and Officer’s liability insurance (from an insurance company rated not less than A by A.M. Best Company) and, if the Executive served or has served as a fiduciary of any pension or benefit plan, ERISA fiduciary insurance, on behalf of the Executive, at the level in effect immediately prior to the date of this Agreement, for the Indemnification Period.

25. Section 409A.

(a) The Agreement is intended to comply with the requirements of section 409A of the Code or an exemption from section 409A, and shall in all respects be administered in accordance with section 409A. Notwithstanding anything in the Agreement to the contrary, distributions upon termination of employment may only be made upon a section 409A “separation from service.” For purposes of section 409A of the Code, the right to a series of payments under the Agreement shall be treated as a right to a series of separate payments. In no event may the Executive, directly or indirectly, designate the calendar year of payment.

(b) Notwithstanding anything in the Agreement to the contrary, if required by section 409A of the Code, any amount that is considered “deferred compensation” under this Agreement and that is required to be postponed for a period of six months after separation from service pursuant to section 409A shall be postponed as required by section 409A. The accumulated postponed amount, shall be paid in a lump sum payment within ten days after the end of the six-month period. If the Executive dies during the postponement period prior to the payment of the postponed amount, the amounts withheld on account of section 409A, shall be paid to the personal representative of the Executive’s estate within 60 days after the date of his death.

(c) All reimbursements and in-kind benefits provided under the Agreement shall be made or provided in accordance with the requirements of section 409A of the Code, including, where applicable, the requirement that (i) any reimbursement shall be for expenses incurred during the Executive’s lifetime (or during a shorter period of time specified in this Agreement), (ii) the amount of expenses eligible for reimbursement, or in-kind benefits provided, during a calendar year may not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other calendar year, (iii) the reimbursement of an eligible expense will be made on or before the last day of the calendar year following the year in which the expense is incurred, and (iv) the right to reimbursement or in-kind benefits is not subject to liquidation or exchange for another benefit. If expenses are incurred in connection with litigation, any reimbursements under the Agreement shall be paid not later than the end of the calendar year in which the litigation is resolved.

IN WITNESS WHEREOF, the undersigned, intending to be legally bound, have executed this Agreement as of the date first above written.

RADIAN GROUP INC.

By:	/s/ Robert E. Croner	Date:	January 16, 2008

/s/ David M. Applegate		Date:	January 16, 2008
David M. Applegate

EXHIBIT A

FORM OF RELEASE

In further consideration of compensation and benefits provided to                              (“Executive”) pursuant to the Agreement between Executive and Radian Group Inc. (the “Company”) entered into as of [                                    ] (the “Agreement”), Executive hereby executes this Release to the Company (herein the “Release”) and does hereby REMISE, RELEASE, AND FOREVER DISCHARGE the Company and each of its past or present subsidiaries and affiliates, its and their past or present officers, directors, stockholders, employees and agents, their respective successors and assigns, heirs, executors and administrators, the pension and employee benefit plans of the Company, or of its past or present subsidiaries or affiliates, and the past or present trustees, administrators, agents, or employees of the pension and employee benefit plans (hereinafter collectively included within the term the “Company”), acting in any capacity whatsoever, of and from any and all manner of actions and causes of actions, suits, debts, claims and demands whatsoever in law or in equity, which Executive ever had, now have, or hereafter may have, or which Executive’s heirs, executors or administrators hereafter may have, by reason of any matter, cause or thing whatsoever from the beginning of Executive’s employment with the Company to the date of this Release and particularly, but without limitation of the foregoing general terms, any claims arising from or relating in any way to Executive’s employment relationship and the termination of Executive’s employment relationship with the Company, including but not limited to, any claims which have been asserted, could have been asserted, or could be asserted now or in the future under any federal, state or local laws, including any claims under the Pennsylvania Human Relations Act, 43 PA. C.S.A. §§ 951 et seq., as amended, the Rehabilitation Act of 1973, 29 USC §§ 701 et seq., as amended, Title VII of the Civil Rights Act of 1964, 42 USC §§ 2000e et seq., as amended, the Civil Rights Act of 1991, 2 USC §§ 60 et seq., as applicable, the Age Discrimination in Employment Act of 1967, 29 USC §§ 621 et seq., as amended ( “ADEA”), the Americans with Disabilities Act, 29 USC §§ 706 et seq., and the Employee Retirement Income Security Act of 1974, 29 USC §§ 301 et seq., as amended, any contracts between the Company and Executive and any common law claims now or hereafter recognized and all claims for counsel fees and costs.

Notwithstanding anything in this Agreement to the contrary, Executive does not waive any entitlements under the terms of the Agreement or under any other plans or programs of the Company in which Executive participated and under which Executive has accrued and become or may become entitled to benefits (other than under any Company separation or severance plan or programs).

I hereby execute this Release as of	.

Executive

EXHIBIT B

If the Executive incurs a Standard Termination on or before December 31, 2009, the Executive shall receive the following severance compensation instead of the severance compensation described in Section 3 of the Agreement. If the Executive does not incur a Standard Termination on or before December 31, 2009, this Exhibit B shall be void and of no effect as of January 1, 2010.

3. Benefits Upon a Standard Termination on or Before December 31, 2009. In the event of the Executive’s Standard Termination on or before December 31, 2009,

(a) (i) all stock options and stock appreciation rights previously granted to the Executive and outstanding on the Termination Date, including, without limitation, under any Company stock option or equity compensation plan, which have not yet fully vested shall become fully vested, and (ii) all phantom equity rights and restricted stock previously granted to the Executive and outstanding on the Termination Date, including, without limitation, under any Company equity compensation plan, which have not yet fully vested or become freely transferable shall become fully vested and freely transferable.

(b) The Company shall pay to the Executive an amount in cash equal to one and one-half (1-1/2) times the sum of (i) the Executive’s annual base compensation at the Termination Date plus (ii) the Executive’s target bonus for the year in which the Termination Date occurs. The Company shall also pay Executive an amount in cash equal to the Executive’s target bonus for the year in which the Termination Date occurs multiplied by a fraction the numerator of which is the number of full months the Executive has been employed during the current year and the denominator of which is twelve (12). Payments due hereunder shall be made within thirty (30) days following the Termination Date.

(c) The Company shall permit the Executive and his spouse and eligible dependents to obtain the same health, medical and dental benefits that are provided to active employees of the Company generally. Such benefits shall be available for the period beginning on his Termination Date and ending on the earlier of (i) the date the Executive first becomes eligible to be covered by any other “group health plan,” as described in section 4980B(g)(2) of the Code, or (ii) the last day of the eighteen (18) month period following his Termination Date. The Company shall charge the Executive one hundred percent (100%) of the “applicable premium” (within the meaning of section 4980B(f)(4) of the Code) for such continued coverage. For each month during the period described above in this subsection (c), the Company shall reimburse the Executive for the after-tax cost of the “applicable premium,” minus the same deductible and co-payment rate as are paid by Company employees, as in effect from time to time. The reimbursement shall be paid on the first payroll day of each month during which the Executive is required to pay the “applicable premium.” The Executive agrees and acknowledges that he is required to notify the Company of his eligibility for alternate coverage within thirty (30) days of becoming eligible for any such coverage. The COBRA health care continuation coverage period under section 4980B of the Code shall run concurrently with the period of continued health coverage following the Termination Date.

(d) Notwithstanding the foregoing, all payments, benefits and vesting described in this Section 3 shall be conditioned on the Executive’s executing and not revoking a written release, substantially in the form attached as Exhibit A (the “Release”), of any and all claims against the Company and all related parties with respect to all matters arising out of the Executive’s employment by the Company, or the termination thereof (other than claims based upon any entitlements under the terms of this Agreement or entitlements under any plans or programs of the Company under which the Executive has accrued and is due a benefit).